Immediate Release
Contact
Ken Lamb
248.754.0884

BORGWARNER
AGREES TO SELL SPARK PLUG
BUSINESS TO FEDERAL-MOGUL

Auburn Hills, Michigan, July 2, 2012 - BorgWarner announces the sale of its spark plug business to Federal-Mogul Corporation. The sale includes manufacturing facilities in Chazelles, France and Neuhaus, Germany. Completion of the transaction is subject to regulatory approvals.
The spark plug business was a small segment of the BERU operations acquired by BorgWarner in 2005. Sales were approximately $80 million in 2011. BorgWarner will continue its focus on expanding the core BERU Systems products of glow plugs, diesel cold start systems and other gasoline ignition technologies.
As a result of the transaction and related restructuring activities, including the write-off of excess purchase price allocation related to the 2005 BERU acquisition, BorgWarner will incur a pre-tax loss of $50-$60 million subject to final closing adjustments.
About BorgWarner
Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a technology leader in highly engineered components and systems for powertrain applications worldwide. Operating manufacturing and technical facilities in 59 locations in 19 countries, the company develops products to improve fuel economy, reduce emissions and enhance performance. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. For more information, please visit borgwarner.com.

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